CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group Global & International Funds of our report dated January 28, 2025, relating to the financial statements and financial highlights of Macquarie Emerging Markets Fund, which appears in Delaware Group Global & International Funds’ Certified Shareholder Report on Form N-CSR for the year ended November 30, 2024. We also consent to the references to us under the headings "Financial Statements" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 28, 2025